FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS THIRD QUARTER RESULTS
Expected gross profit rebound in Q4 from lower corn costs

Highlights

•	Net sales of $80.1 million increase 5.3 percent vs year ago, aided by rising prices for high quality alcohol

•	Income from operations declined by $6.8 million vs year ago due mainly to reduced industrial alcohol volume and costs associated with a corporate proxy dispute

•	With new lower corn costs and the majority of its Q4 distillery production committed and priced, Company expects Q4 gross profit to top previous three quarters

ATCHISON, Kansas, November 12, 2013 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the third quarter ended September 30, 2013. Net loss for the third quarter was $6.4 million, or $0.37 per diluted share, compared with net income of $418,000, or $0.02 per diluted share, in the prior year. Operating profit in the third quarter was negatively impacted by, among other things, reduced industrial alcohol sales and increased fees related to the current proxy dispute. Year-ago net income included a $1.8 million unrealized hedging gain on open commodity derivatives. In the current quarter the Company did not have any open commodity derivatives.
Lower sales of industrial alcohol continue to be offset by increasing sales of beverage alcohol. Sales of the company’s premium bourbons and whiskeys remain at higher capacity levels made possible by manufacturing efficiencies and other process changes at the Indiana distillery. Production of new bourbon and whiskey distillate has more than doubled since the acquisition of the Indiana distillery in late 2011, with plans for further expansion by the end of 2014. Sales of MGP’s bourbons and whiskeys continue to have a positive impact on profitability.
Net sales for the third quarter improved by approximately 5 percent from the year ago period. Beverage alcohol sales benefited from higher unit volume and pricing, while sales of industrial alcohol saw lower unit sales but increased pricing compared with the same time period a year ago. Ingredient Solutions sales in the third quarter were flat with a year ago.
Third quarter loss from operations was $6.0 million compared to income from operations of $0.9 million in the third quarter of 2012. The Company’s net sales increased by $4.0 million, while cost of sales increased $9.3 million, or 13 percent, over the prior year period. The reduction in third quarter gross profit from the prior year was attributable to the distillery segment related to: 1) the sales price decline of by-products; 2) significantly lower industrial sales; and 3) a year-ago quarter hedging gain, compared to no hedging impact in the current quarter. Selling, General and Administrative expenses reflected increased professional fees related to the corporate proxy dispute.

For the first nine months of 2013, net sales declined by approximately 1 percent to $245.9 million. This was mainly due to a decrease in net sales of distillery products partially offset by increased net sales of ingredient solutions. For the year-to-date period the Company generated a gross profit margin of 5.4 percent compared to 7.1 percent in the prior year period. Also during the first nine months of the year the Company experienced incoming power supply interruptions in Atchison, KS, which negatively impacted manufacturing output compared to the same period a year ago. Loss from operations for the first nine months of 2013 was $4.2 million compared to a loss of $2.0 million in the prior year.
Beginning with the fourth quarter the Company expects to experience its lowest corn costs in approximately three years, reflecting the strong U.S. corn harvest. With the majority of its fourth quarter distillery volume committed and priced, the Company estimates that fourth quarter gross profit could approach or exceed a level last achieved in first quarter of 2013.
“With the market fundamentals in certain grades of industrial alcohol now showing signs of improvement, we believe that we’ve reached a major turning point for achieving higher profits in our bulk white goods, which still comprise the vast majority of our distillery volume,” said Tim Newkirk, President and Chief Executive Officer. “MGP’s profitability has been pressured from the combination of tight U.S. corn supplies coupled with very competitive pricing. Today, however, we’re on the receiving end of one of the largest corn harvests in recent history. With greater liquidity returning to the corn markets, we expect a two-fold benefit: lower corn costs going forward and the ability to fully hedge our customer contract pricing. Sustained lower corn costs are the key to achieving the Company’s long-term targets of double-digit gross margins in industrial alcohol. Regardless of improving fundamentals, we will not stop looking for ways to lower our per-gallon manufacturing costs."
Newkirk added, "Our premium spirits strategy continues to gain momentum. The main challenge at this point is to meet the growing backlog of orders. The tight supply situation for both new and aged distillate in the U.S. has been compounded, at least temporarily, by a weather-related shortage of whiskey barrels, which we hope is resolved in 2014. MGP has come a long way since we acquired MGPI - Indiana less than two years ago, becoming one of the leading independent suppliers to both large and small branded spirits companies."
Premium Spirits and Industrial Alcohol

•
Distillery products net sales for the third quarter were $66 million, an increase of 7.4 percent compared to the prior year quarter. Increases in sales of premium spirits, whiskeys, bourbons and distillers feed were offset by declines in lower-grade industrial alcohol products. The decline in the lower grades was primarily driven by a 90 percent reduction in the supply sourcing of industrial alcohol from the Company's joint venture partner, ICP, to be sold by the Company.

•
The distillery products segment reported a third quarter loss from continuing operations before income taxes of $1.7 million compared to income from continuing operations before income taxes of $3.5 million during the same quarter a year ago. Along with higher cost of goods as previously mentioned, the Company experienced a quarter-versus-quarter reduction in gross profit from lower grade bulk white goods, as corn costs rose while net sales prices remained flat.

•
For the nine months of 2013, distillery segment sales were $200.7 million, a decrease of 2.2 percent compared to the prior year period. The decrease was mainly due to a 99 percent reduction in the supply sourcing of industrial alcohol from the Company’s joint venture partner, ICP. Income from continuing operations before income taxes for the year-to-date was $5.8 million compared to $9.9 million in the prior year period. Overall distillery segment pricing was out-paced by increased costs for corn and natural gas, which averaged 8.5 percent and 2.8 percent higher, respectively, from the prior year period.

Food Ingredients

•
Ingredient segment net sales for the third quarter were $14.1 million, a decrease of less than 1 percent from the prior year’s quarter. For the segment as a whole, the 6.5 percent decrease in volume was partially offset by a 6.4 percent increase in unit pricing.

•
The ingredients segment reported third quarter income from continuing operations before income taxes of $1.2 million, or 9.1 percent of net sales, equal to the same quarter a year ago. Flour costs averaged 13.9 percent higher than the prior year period. This was offset by improved sales mix.

•
For the first nine months of 2013, ingredient segment net sales were $44.9 million, an increase of 7.5 percent. Sales benefited from both higher average unit pricing and unit volumes. Income from continuing operations before income taxes for the year-to-date period was $3.9 million, equal to the prior year period.

Outlook
Newkirk said, “The groundwork has been laid for profitable sales growth at MGP, starting with a more positive outlook for our industrial alcohol grades. Added to that is the growing contribution from our bourbon and whiskey distillates. As premium spirits with higher margins comprise a greater percentage of our sales mix, we expect to see the direct impact to MGP’s operating profits. The recent five-year supply agreement not only validates the quality of our bourbons and whiskeys, it brings stability to a portion of our future output. We look to close additional agreements with both branded spirits companies and distributors. The third driver of future profit growth is our specialty food ingredients, where we continue to add technical and sales resources. MGP’s ingredient product innovations were recently featured at the American Association of Cereal Chemists International (AACCI) Annual Meeting.”
About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana Distillery, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) potential adverse affects to the business, operations and profitability, as well as the rights of our common shareholders as a result of a proxy contest initiated by a dissident shareholder group, (x) litigation that we have launched against the co-trustees of the MGP Ingredients, Inc. Voting Trust and the Cray Family Trust, (xi) actions of governments, (xii) and consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

Important Additional Information
The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning the Company are available free of charge at www.sec.gov.  For a copy of final definitive materials with respect to 2013 Annual Meeting, including Amendment No. 3 of the supplement to the proxy statement, please see http://ir.mgpingredients.com/annuals.cfm. Voting remains open to stockholders of record at the close of business on April 3, 2013. Stockholders should carefully read the definitive proxy statement, including supplements thereto, before making any voting decision.

The Company and its directors, director nominees, the Company's chief executive officer and its chief financial officer (the “Participants”) may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting.  Information regarding the Participants in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Sales	$80,709	$76,189	$253,134	$251,882
Less: excise taxes	538	82	7,164	3,897
Net sales	80,171	76,107	245,970	247,985
Cost of sales (a)	79,356	70,047	232,645	230,382
Gross profit	815	6,060	13,325	17,603

Selling, general and administrative expenses	6,760	6,037	17,405	20,070
Other operating costs and losses on sale of assets	1	38	59	288
Gain on sale of assets, net	—	(889)	—	(841)
Income (loss) from operations	(5,946)	874	(4,139)	(1,914)

Gain on sale of joint venture interest	—	—	—	4,055
Interest expense	(269)	(226)	(829)	(709)
Equity in earnings (loss) of Joint Ventures	(91)	(130)	(962)	164
Income (loss) from continuing operations before income taxes	(6,306)	518	(5,930)	1,596

Provision for income taxes	19	100	44	152
Net income (loss) from continuing operations	(6,325)	418	(5,974)	1,444

Discontinued operations, net of tax	—	—	1,406	—
Net income (loss)	(6,325)	418	(4,568)	1,444

Other comprehensive income (loss), net of tax	(111)	826	(401)	1,011
Comprehensive income (loss)	$(6,436)	$1,244	$(4,969)	$2,455

Basic and diluted earnings (loss) per share
Net income (loss)	$(0.37)	$0.02	$(0.27)	$0.08

Weighted average shares outstanding – Basic	17,127,523	16,976,054	17,045,001	16,936,366
Weighted average shares outstanding – Diluted	17,127,523	16,976,120	17,045,001	16,936,679

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2013	December 31, 2012	(Dollars in thousands)	September 30, 2013	December 31, 2012
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$—	Current maturities of long-term debt	$1,558	$1,683
Restricted cash	—	12	Accounts payable	19,689	18,860
Receivables	31,796	35,325	Accounts payable to affiliate, net	517	4,008
Inventory	36,801	36,532	Accrued expenses	7,145	5,220
Prepaid expenses	1,238	697	Total Current Liabilities	28,909	29,771
Deferred income taxes	6,349	5,283
Refundable income taxes	226	242	Other Liabilities:
Total Current Assets	76,410	78,091	Long-term debt, less current maturities	4,005	5,168
			Revolving credit facility	24,867	25,893
Property and equipment	192,361	190,519	Deferred credit	3,793	4,133
Less accumulated depreciation and amortization	(122,061)	(115,128)	Accrued retirement, health and life insurance benefits	4,884	5,096
			Other noncurrent liabilities	946	1,000
Net Property, Plant			Deferred income taxes	6,349	5,283
and Equipment	70,300	75,391	Total Liabilities	73,753	76,344

Equity method investments	6,352	7,301	Stockholders’ equity	81,462	86,827
Other noncurrent assets	2,153	2,388
TOTAL ASSETS	$155,215	$163,171	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$155,215	$163,171

Capital Structure
Net Investment in:			Financed By:
Working capital	$47,501	$48,320	Long-term debt*	$28,872	$31,061
Property, plant and equipment	70,300	75,391	Deferred liabilities	15,972	15,512
Other noncurrent assets	8,505	9,689	Stockholders’ equity	81,462	86,827
Total	$126,306	$133,400	Total	$126,306	$133,400

*Excludes short-term portion.  Short-term portion is included within working capital.